Exhibit 10.53

2013 Stock Plan Grant

January 22, 2016

Via Email

[Name]

Email: [ ]

Dear [First Name]:

I am pleased to inform you that you have been granted a non-qualified option (the "Option") to purchase shares (“Shares”) of common stock of Innodata Inc. (the "Company"). Your grant has been made under the Innodata Inc. 2013 Stock Plan (As Amended and Restated Effective June 3, 2014) (the “Plan”). A copy of the Plan is attached to this letter.

Grant Date: December 31, 2015

Number of Shares That May Be Purchased On Exercise of the Option: 40,000

Option Exercise Price per Share: $2.85

Option Expiration Date: December 30, 2025

For the Option to be valid, you must within 30 days after receipt sign, date and return a copy of this letter to Amy Agress, Vice President and General Counsel, Innodata Inc., Three University Plaza, Hackensack, New Jersey 07601 USA; email aagress@innodata.com.

Vesting: 100% of the Shares vest on December 31, 2015.

Exercise: You may exercise this Option at any time, in whole or in part, to purchase a whole number of vested Shares by following the exercise procedures set up by the Company. All exercises must take place before the Expiration Date, or such earlier date as is set forth below under Service Requirements. Each exercise must be for no less than 500 Shares, until there are less than 500 Shares remaining.

Service Requirements: In the event of the termination of your services as a Director by you, the Company or its stockholders (whether voluntary or involuntary and whether or not for cause or good reason or otherwise), all further vesting of the Shares under this Option will cease as of your last day of service, and all unvested Shares will be cancelled. The Option to exercise vested Shares will expire 60 days after your services as a Director ceases. In the event your service as a Director is terminated by your death or disability, the Option will expire 12 months after such termination.

Securities Laws Restrictions. You represent that when you exercise your Option you will be purchasing Shares for your own account and not on behalf of others. You understand and acknowledge that federal and state securities laws govern and restrict your right to offer, sell or otherwise dispose of any Shares unless otherwise covered by a Form S-8 or unless your offer, sale or other disposition thereof is otherwise registered under the Securities Act of 1933, as amended, (the "1933 Act") and state securities laws or, in the opinion of the Company's counsel, such offer, sales or other disposition is exempt from registration thereunder. You agree that you will not offer, sell or otherwise dispose of any Shares in any manner (i) which would require the Company to file any registration statement (or similar filing under state laws) with the Securities and Exchange Commission or to amend or supplement any such filing or (ii) in any manner which would violate or cause the Company to violate the 1933 Act, the rules and regulations promulgated thereunder or any other state or federal law, or (iii) other than during “window periods” from time to time announced by the Company in its sole discretion. You further understand that the certificates for any Shares you purchase will bear such legends as the Company deems necessary or desirable in connection with the 1933 Act or other rules, regulations or laws. If you are a director, officer or principal shareholder, Section 16(b) of the Securities Exchange Act of 1934 further restricts your ability to sell or otherwise dispose of Shares.

Non-Transferability of Option. The Option is personal to you and is non-transferable by you other than by will or the laws of descent and distribution or as otherwise permitted by the Plan. During your lifetime only you can exercise the Option except as otherwise permitted by the Plan. Upon your death, the person or persons to whom your rights pass by will or laws of descent and distribution will have the right to exercise the Option.

Withholding Taxes. The Company shall have the right to withhold from your compensation any withholding taxes payable as a result of your receipt of Shares. The Company shall also have the right to require that you pay to it all such withholding taxes in cash as a condition precedent to the exercise of this Option. You agree to notify the Company when you sell or otherwise transfer or dispose of the Shares.

Stock Settlement. At your election, upon exercise of this Option you may stock settle the Option by having the Company withhold shares of common stock resulting from the exercise with a value equal to the exercise price of the Option and the minimum tax withholding requirements of the Company. The share of common stock withheld will be valued at the fair market value on the date of exercise, which shall be determined based on the closing price of the Company’s common stock on the date of exercise.

Conformity with Plan. The Option is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan, which is incorporated herein by reference. Any inconsistencies between this letter and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this letter, you acknowledge your receipt of the Plan and agree to be bound by all the terms of the Plan. All definitions stated in the Plan apply to this letter. YOU SHOULD READ THE PLAN CAREFULLY.

Successors. The agreements contained in this letter shall be binding upon and inure to the benefit of any successor of the Company.

Entire Agreement. This agreement constitutes the entire understanding between you and the Company, and supersedes all other agreements, whether written or oral, with respect to the Option referred to in this letter.

Please sign the extra copy of this letter in the space below and return it to the Company to confirm your understanding and acceptance of the agreements contained in this letter.

Very truly yours,

Jack Abuhoff
Chairman and CEO

By signing below I acknowledge my understanding of and agreement to all of the terms and conditions contained in this letter.

______________________________

[Name]

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